Exhibit 5.1

[Letterhead of Cooley LLP]

April 27, 2010

Del Monte Foods Company

One Market@The Landmark

San Francisco, California 94105

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Del Monte Foods Company, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 11,419,645 shares of the Company’s Common Stock, $.01 par value (the “Shares”) pursuant to the Company’s 2002 Stock Incentive Plan, as amended (the “Equity Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Equity Plan, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Equity Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey